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                                                                     Exhibit 3.1


                                 CERTIFICATE OF
                                AMENDMENT OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         STAR MULTI CARE SERVICES, INC.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                                    * * * * *

            The undersigned, being Senior Vice President, Secretary and Chief Operating Officer of STAR MULTI CARE SERVICES, INC., a New York Corporation (the "Corporation"), hereby certifies that:

(1) The name of the Corporation is Star Multi Care Services, Inc. The name under which the Corporation was formed is Star Registry for Nurses, Inc.

(2) The date the Certificate of Incorporation was filed by the Department of State was April 25, 1961.

(3) The amendment of the Certificate of Incorporation of the Corporation affected by this Certificate of Amendment is as follows:

                        To decrease the aggregate number of shares the
                  Corporation shall have authority to issue by canceling and retiring 5,000,000 shares of previously authorized and unissued of the par value of $.001 per share Common Stock, leaving an aggregate number of shares of which the Corporation is authorized to issue being ten million (10,000,000) shares, consisting of five million (5,000,000) shares of Common Stock of the par value of $.001 per share and Five Million (5,000,000) shares of Preferred Stock of the par value of $1.00 per share; and

                        To consolidate the number of shares that were previously
                  issued and were outstanding pursuant to a "reverse split" of the Common Stock shares of the Corporation in the ratio of one
                  (1) new share for every three (3) shares currently held by a shareholder.

(4) To accomplish the foregoing amendment, the first paragraph of Paragraph "FOURTH" of the Certificate of Incorporation is hereby amended and superceded in its entirety and subparagraph (a)(5) is hereby added:

                  "FOURTH: The aggregate number of shares of which the Corporation is authorized to issue is ten million (10,000,000) shares, consisting of five million (5,000,000) shares of Common Stock of the par value of $.001 per share and Five Million (5,000,000) shares of Preferred Stock of the par value of $1.00 per share.

                        (a)   Common Stock

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                              5. All shares of Common Stock of the Corporation
                  shall be consolidated pursuant to a "reverse split" in the ratio of one (1) new share for every three (3) shares currently held by a stockholder and in the ratio of one (1) new share for every 1.4481059 shares authorized and unissued. No fractional shares or scrip shall be issued in connection with the reverse split and all calculations that would result in the issuance of a fractional share shall be rounded up to the nearest whole share. Prior to the reverse split, there were a total of ten million (10,000,000) Common Stock shares of the par value of $.001 per share authorized of which 5,334,391 shares of Common Stock were issued and outstanding and 4,665,609 shares unissued. Following the reverse split, there were 1,778,130 shares of Common Stock of the par value of $.001 per share issued and outstanding and 3,221,870 shares unissued."

(5) The foregoing amendment of the Corporation's Certificate of Incorporation was adopted by the Board of Directors of the Corporation (the "Board") at a special meeting of the Board on December 1, 1999 and ratified and approved by a majority of shareholders entitled to vote at the Corporation's Annual Meeting of Shareholders held on December 1, 1999.

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            IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of the Certificate of Incorporation to be executed by a duly authorized officer as of the 9th day of December 1999.

                                    STAR MULTI CARE SERVICES, INC.


                                    By:   s/Gregory Turchan
                                       -----------------------------------------
                                          Gregory Turchan
                                          Senior Vice President, Secretary
                                          and Chief Operating Officer